                                                                     EXHIBIT 8.1


                           [ROPES & GRAY LETTERHEAD]

                               January 28, 2000


Eastern Enterprises
9 Riverside Road
Weston, MA 02493

Ladies and Gentlemen:

     We have acted as counsel to Eastern Enterprises ("Eastern"), a Massachusetts business trust, in connection with the proposed merger (the "Merger") of EnergyNorth, Inc., a New Hampshire corporation ("EnergyNorth") and a wholly owned subsidiary of Eastern ("Merger Sub") pursuant to an Agreement and Plan of Reorganization (the "Merger Agreement") dated as of July 14, 1999, and amended as of November 4, 1999, by and among Eastern, EnergyNorth and Merger Sub. The Merger is described in the Registration Statement on Form S-4 (the "Registration Statement") of which this exhibit is a part. This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. All terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

     For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Proxy Statement and Prospectus (the "Proxy Statement") included in the Registration Statement, (iii) representation letters of Eastern, EnergyNorth and Merger Sub as of the date hereof and (iv) such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. We have assumed without investigation or verification that all statements contained in the foregoing documents are true, correct, and complete as of the date hereof and will remain true, correct and complete as of the Effective Time. We also assume that if the Keyspan - Eastern merger agreement is terminated and the Merger is structured as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the "Code") we will at the time of the Merger receive appropriate representation letters from Eastern, EnergyNorth and Merger Sub as described under the heading "THE MERGER - Certain Federal Income Tax Consequences - Partially Tax-Free Reorganization"; that no actions inconsistent with such representations will have occurred or will thereafter occur; that all such representations made "to the best of the knowledge of" any persons or parties, or similarly qualified, will be true, correct and complete as if made without such qualification; and, as to all matters in which a person or entity making a representation will have represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we will assume that there is in fact no such plan, intention, understanding or agreement.

     We also have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); (ii) all representations and warranties contained in the Merger Agreement are true, correct, and complete in all respects; (iii) the Merger will be effective as a merger under the applicable laws of New Hampshire; and (iv) each of Eastern, EnergyNorth and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury regulations promulgated thereunder.

     Any inaccuracy in, or breach of, any of the aforementioned statements, representations and assumptions and any change in applicable law after the date hereof could adversely affect our opinion. No ruling has been sought from the Internal Revenue Service by Eastern, EnergyNorth or Merger Sub as to the federal income tax consequences of any aspect of the Merger, and the Internal Revenue Service is not bound by our opinion herein.

      Based upon and subject to the foregoing, the discussion contained in the Proxy Statement under the heading "THE MERGER--Certain Federal Income Tax Consequences," subject to the limitations and qualifications described therein, fairly and accurately represents our opinion as to the material federal income tax consequences of the Merger.

     No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of any of the transactions under any foreign, state, or local tax law or the tax consequences of any other transactions contemplated or entered into by Eastern, EnergyNorth or Merger Sub in connection with the transactions described above. Our opinion is based on current federal income tax law and we do not undertake to advise you as to any changes in federal income tax law after the date hereof that may affect our opinion.

     This opinion is solely for your benefit, shall not inure to the benefit of any other person, including without limitation any successor or assign of Eastern, whether by operation of law or otherwise, and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

        We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement on Form S-4 filed in connection with the Merger.



                                        Very truly yours,

                                        /s/ ROPES & GRAY

                                        Ropes & Gray